Exhibit 99.1

B2Digital’s B2FS 136 Mississippi Debut Sets New Company Record, Next Up is B2FS 137 in Chattanooga on October 23

TAMPA, FL, October 15, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is very pleased to report that the Company’s B2 Fighting Series debut event, B2FS 136, in Mississippi on Saturday night was its strongest ever in a new state. The Company is also preparing to return to the Chattanooga Convention Center in downtown Chattanooga for B2FS 137 next Saturday night, October 23, for an action-packed MMA showdown between some of the top talent on the B2FS roster.

“A huge crowd filled the Jackson Convention Complex as the B2 Fighting Series made its Mississippi debut,” commented Brandon ‘Hardrock’ Higdon, B2’s Matchmaker. “In the main event, Lindsey Jones put the entire Pro Welterweight roster on notice as he defeated veteran James Freeman in under 40 seconds by technical submission to move to 4-0 as a pro. Dustin Dipuma improved to 2-0 with his win over the returning Melvin Smith. And Richard Craig became the new B2FS South Heavyweight Amateur Champion with his first-round stoppage of JD Jenkins. All in all, it was an awesome fight card in front of an awesome crowd, and we definitely can’t wait to get back to Mississippi for another great night of fights.”

In all, B2FS 136 saw a series of compelling matchups involving fighters hailing from 9 different states before a record debut-night crowd at the Jackson Convention Complex in Jackson, Mississippi. Management notes that debut nights for the B2FS tend to average around $12k in total sales. The total take on Saturday’s Mississippi debut was over $20k, which was a new record for a new state debut.

For its next event, the B2 Fighting Series will head back to the Chattanooga Convention Center in downtown Chattanooga for B2FS 137 on October 23.

What: B2 Fighting Series 137, Amateur and Professional LIVE MMA
Where: Chattanooga Convention Center in Chattanooga, Tennessee
When: Saturday, October 23. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Higdon continued, “On October 23rd, we return to Chattanooga. In the main event, fans can look forward to Undefeated Middleweight prospect Austin Trotman, who is coached by UFCs Derek Brunson. Trotman will take on Alabama football standout and top MMA prospect Marcel Stamps. These two will battle it out in a bout scheduled for 5 rounds to determine the new B2FS pro Middleweight champ. In the co-main event, former UFC fighter Dan Stittgen is set to take on top Georgia welterweight Robert Hale. When B2 comes to Chattanooga, we look forward to showing the fans the top B2 Fighters!”

B2FS 137 will feature 12 amateur and professional bouts, including two female fights.

“B2FS 136 in Mississippi was an eye-opening data point on brand growth,” commented Greg P. Bell, B2Digital CEO and Founder. “Normally, when we debut in a new state, there’s no easy money. We push every dollar in the door because we haven’t established a presence in that market in the past to give us a tailwind. Mississippi was a new experience. We nearly doubled our typical debut performance. That suggests the B2FS brand is starting to break through to a new level. That has a number of big implications, including for sponsorship revenue potential. B2FS 137 will be back on home turf in a tremendous market in Chattanooga. Tennessee MMA fans are some of the best, and we have some spectacular fights lined up. Should be a great night!”

For those who missed out on B2FS 136 in Jackson, a replay is now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

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About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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